Personal Trading Policy

Business Owner: Chief Compliance Officer (Canada)

Date Approved by Board: November 19, 2025

Effective Date: November 19, 2025

At Mawer, all business decisions and our fiduciary activities are conducted in the best interest of our clients, the firm and the Mawer Funds. Mawer adheres to the CFA Institute Code of Ethics and Standards of Professional Conduct and CFA Institute Asset Manager Code of Professional Conduct.

The regulations applicable to Mawer in Canada, the U.S. and Singapore require Mawer to oversee personal trading activities and holdings of Covered Persons (defined below) to ensure they do not take advantage of their position or their knowledge of confidential trading information, which includes but is not limited to model decisions (either executed or in-progress), client directed trades, research initiation and portfolio delta reports, or material non-public information, to unfairly profit through personal trading activities.

This policy is designed to prevent and detect self-dealing, front-running, and any real or potential conflicts of interest that may arise from personal trading activities. This policy is to be read in conjunction with Mawer’s Business Conduct Policy, Material Non-Public Information Policy, and Conflicts of Interest Policy, which collectively form Mawer’s Code of Ethics.

References to the code of ethics system or personal trading system refers to Star Compliance or any other reporting system approved from time to time.

Who is Bound by this Policy?

This policy applies to: (collectively, Covered Persons)

●	employees, owners/partners, and those employed or contracted directly or indirectly through Mawer or one of its subsidiaries (Mawer Personnel);
●	spouses, domestic partners and dependent children of Mawer Personnel (Family Members);
●	any corporation owned or controlled (directly or indirectly) by Mawer Personnel or Family Members; and
●	any trust of which Mawer Personnel is a trustee.

Covered Persons Classifications

Covered Persons are classified in one of two ways:

1.	Restricted Person: any Covered Person who has access, control, or influence over Mawer's trading activities or the ongoing investment process of the Mawer funds or clients.

This includes but is not limited to:

●	All Research team members;
●	Asset Class Managers;
●	Traders;
●	Client team members responsible for managing client investment portfolios;
●	Individuals registered as Advising Representatives, Associate Advising Representatives, Dealing Representatives or in a similar capacity;
●	Mawer Personnel who have access to proprietary data or systems used in the investment decision-making process; and
●	any other individuals as determined by Compliance.

Personal Trading Policy

2.	Access Person: any Covered Person who is not considered a Restricted Person.

Security Classifications

Securities are classified as Exempt or Non-Exempt Securities as follows:

1.	Exempt Securities: securities which do not present a conflict of interest with client trading and therefore do not require pre-clearance from Compliance:

●	securities of open-end investment funds such as the Mawer funds, segregated funds, pooled funds, other third-party mutual funds distributed under a simplified prospectus or similar offering document, and publicly traded closed-end funds;
●	exchange traded funds (ETFs) invested in a diverse basket of securities (note: ETFs concentrated in or where performance is principally based on a single issuer/security are considered non-exempt securities);
●	options, futures, or other derivatives based on any broadly based market indices (note: derivatives concentrated in or where performance is principally based on a single issuer/security are considered non-exempt securities);
●	direct obligations of national government issuers;
●	securities issued or guaranteed by a government or world or regional development bank or monetary fund;
●	GICs, certificates of deposit, and other deposits with financial institutions;
●	short-term debt securities maturing in less than 365 days from their date of issue;
●	securities managed by external discretionary portfolio managers;
●	securities held in Mawer’s discretionary accounts;
●	physical commodities or derivatives on commodities;
●	currency transactions including foreign currency, digital currency and cryptocurrency;
●	purchases made as part of an automatic dividend reinvestment plan, stock purchase plan, acquisitions and transactions resulting from a corporate action applicable to all similar security holders[1]; and
●	share splits, or other similar corporate distributions.

2.	Non-Exempt Securities: all securities other than Exempt Securities, including securities of reporting issuers, initial public offerings (IPOs), securities of private issuers, and private company securities sold through a private placement. These securities require pre-clearance through Star Compliance.

Accounts Subject to this Policy

Reportable Accounts include:

●	brokerage accounts including registered and non-registered brokerage accounts where a Covered Person(s) directs trading, has trading authority, influence or gives investment advice about specific securities held in the account, or such accounts whereby a Covered Person(s) has indirect ownership;
●	corporate investment accounts where a Covered Person has trading authority or influence trades for that account or where a Covered Person holds more than 20% of the voting securities of the corporate entity;

[1]	Does not include the sale of securities participating in these plans.

Personal Trading Policy

●	accounts held in a blind trust; and
●	accounts managed on a discretionary basis outside of Mawer.

Roles and Responsibilities

Mawer Personnel are responsible for:

●	Adhering to this policy and its applicable procedures;
●	Understanding how this policy applies to them and members of their household;
●	Obtaining pre-clearance when trading in non-exempt securities;
●	Disclosing any new Reportable Accounts in Star Compliance within 10 business days of the account being opened. New employees must disclose all Reportable Accounts and provide their most recent statements within 5 business days of meeting the CCO (Canada) or their delegate to review this policy;
●	Self-disclosing to Compliance any real or potential instances of non-compliance with this policy;
●	Obtaining clarification from Compliance on any questions regarding this policy prior to transacting in any personal trades or opening a new Reportable Accounts; and
●	Completing all related certifications and training accurately and in a timely manner.

Compliance is responsible for:

●	Maintaining and overseeing compliance with this policy;
●	Providing firm-wide training on this policy at least annually;
●	Reviewing quarterly and annual certifications of compliance with this policy;
•	Assisting Mawer Personnel with setting up account statement delivery to either Mawer’s Calgary office or electronically through Star Compliance;
●	Monitoring for short-term/frequent trading and notifying the individual’s People Leader as required;
●	Providing exemptions to this policy;
●	Maintaining all records associated with this policy including certifications, brokerage account statements, pre-clearance requests, and instances of non-compliance; and
●	Escalating instances of non-compliance with this policy to the Executive Team, Risk Management and Audit Committee, Independent Review Committee and applicable People Leader(s).

Restrictions and Conditions on Trading in your Brokerage Accounts

Access Persons are subject to the following trading restrictions and conditions:

●	can conduct personal trades in Exempt Securities without pre-clearance from Compliance; and
●	can conduct personal trades in Non-Exempt Securities with pre-clearance from Compliance in accordance with this policy.

Restricted Persons are subject to the following trading restrictions and conditions:

●	can conduct trades in Exempt Securities without pre-clearance from Compliance;
●	cannot purchase or add to existing holdings in Non-Exempt Securities;
●	can sell or trim existing positions in Non-Exempt Securities, subject to getting pre-clearance from Compliance;
●	can trade in securities of private issuers with pre-clearance from Compliance; and
●	can maintain securities held in Reportable Accounts, provided they were acquired prior to joining Mawer.

Personal Trading Policy

Registrants who have personal accounts at Mawer are prohibited from advising on their personal accounts or on the accounts of family members who are clients of Mawer, in accordance with self-dealing prohibitions under applicable securities laws.

Pre-clearance of Trades

i)	Pre-clearance requests

Pre-clearance for personal trades in Non-Exempt Securities is to be obtained through Star Compliance.

Compliance will review each request and pre-clearance will only be granted if, at the time of the request:

●	no client, fund or segregated account is transacting in that security; and
●	neither you or the firm are in possession of material non-public information concerning the issuer or any of its affiliates or subsidiaries.

Compliance will not disclose the rationale for declining a pre-clearance request.

ii)	Execution of pre-cleared trades

Once pre-clearance is obtained, you may execute the approved trade within the next 2 business days. Limit or stop-loss orders must not be used to circumvent this timeframe.

iii)	Revocation of pre-clearance

If pre-clearance is granted and an order for the issuer is subsequently added to the blotter or we receive material non-public information concerning the issuer or any of its affiliates or subsidiaries, Compliance will revoke the pre-clearance granted. You will be notified of the revocation and must immediately make best efforts to instruct your broker not to execute further trades. If trades are executed prior to being notified of the revocation, such trades will not be in violation of this policy.

Trades in Thinly Traded Securities

The market impact of trades in securities of companies with small market capitalization or whose shares are thinly traded can have a significant market impact on a fund or a segregated account.

A conflict of interest may exist when a Covered Person holds a position in thinly traded securities and subsequently recommends those securities for the Mawer funds and/or client accounts. In these situations, Restricted Persons must notify Compliance of the proposed recommendation before it has been made. Compliance will assess any real or potential conflicts in accordance with Mawer’s Conflicts of Interest Policy and will advise on the appropriate course of action.

Certifications

Initial Certifications:

New employees must disclose all Reportable Accounts and provide their most recent statements within 5 business days of meeting the CCO (Canada) or their delegate to review this policy. For discretionary accounts held outside of Mawer, you must also provide Compliance a copy of the applicable Investment Management Agreement within the 5 business days.

New employees will be required to complete an initial certification of reportable accounts and holdings in Star Compliance within 5 days of receiving the request. New employees will also be required to certify their understanding and acknowledge their adherence to this policy.

Personal Trading Policy

Annual and Quarterly Certifications:

Each quarter, all Mawer Personnel must certify in Star Compliance that they have accurately disclosed all Reportable Accounts and transactions.

All Mawer Personnel must also provide an annual certification in Star Compliance that they have accurately disclosed all Reportable Accounts and holdings in Non-Exempt Securities.

If you hold a discretionary account outside of Mawer, you must attest that neither you nor your Family Members have discretion over the account, and that you did not direct or influence the third-party discretionary portfolio manager’s investment decisions.

Quarterly and annual certifications must be completed within 30 days following quarter and year end.

Exemptions from this Policy

Mawer Personnel who are on parental leave or other leave of absence may be granted temporary exemption from this policy so long as they do not have access to corporate emails, our order management system and/or any systems or database used to store information on the investment decision-making process while they are on leave.

Mawer Personnel and/or their people leaders will submit the exemption request to Compliance via email who will assess the request and may grant an exemption on a case-by-case basis.

Non-Compliance

Violations of this policy include but are not limited to late disclosure of Reportable Accounts, failure to adhere with trading restrictions and conditions, failure to provide brokerage account statements, making prohibited investments, failure to disclose Reportable Accounts, front-running of client orders, and market timing or late trading in mutual fund securities.

Compliance will review all instances of non-compliance and recommend remedial action to the Executive Team and CEO for consideration in response to any violation. Remedial action may include:

●	reprimand;
●	monetary penalty;
●	requiring you to reverse a trade;
●	disgorgement of any profit earned (the difference between the trade price obtained by you and any proximate client trade) and paying this amount to the client account if appropriate, or making a donation of the amount to charity (with no tax deduction available to you);
●	further education;
●	suspension of trading privileges;
●	suspension of employment without pay; or
●	termination of employment.

If you fail to obtain pre-clearance for a restricted trade, Compliance will consider the following in determining the appropriate disciplinary recommendation:

●	whether the trade would have been approved if pre-clearance had been requested;
●	whether the trade was in actual conflict with any client, fund or segregated account trades; and
●	whether you have a history of non-compliance.

Personal Trading Policy

Non-compliance will be recorded in your personnel file maintained by Human Resources. If actions in violation of this policy have caused harm to clients, the markets, or the public, it may be necessary to alert securities regulators as required under applicable securities laws.

Record Keeping

All records related to this policy will be retained in a readily accessible manner for a period of not less than seven years in a manner that permits it to be provided to the relevant regulatory authority in a reasonable period of time. For the first two years, such records will be located in one of Mawer’s offices.

Relevant Laws, Regulations or Rules:

●	National Instrument 81-102,
●	Alberta Securities Act, RSA 2000, s.147
●	Ontario Securities Act, RSO 2000, ss. 76 (1)
●	Rule 204A-1 of the Investment Advisers Act
●	IRC Conflicts of Interest Matters Manual
●	CFA Asset Manager Code of Professional Conduct
●	CFA Code of Ethics and Standards of Professional Conduct

Personal Trading Policy